O'Hara House
One Bermudiana Road
Hamilton HM 08
PO Box HM 2245
Hamilton HM JX
Bermuda
Phone	+ 1 441 292 8515
Fax	+ 1 441 295 4846
xlgroup.com

April 7, 2015    Exhibit 10.1

Private and Confidential

Stephen John Oakley Catlin
Windsong
15 Fairways Road
Warwick, Bermuda
WK-04

Dear Stephen:

Your Appointment

We are pleased to offer you employment with XL Group plc and XL Services (Bermuda) Ltd (collectively, “the Company”) in the role of Executive Deputy Chairman of the XL Group, subject to and conditional upon the closing of XL Group plc's acquisition of Catlin Group Limited (the “Acquisition”). Subject to clause 14 you will continue to be based in Bermuda.

This Letter of Appointment sets forth the general terms and conditions applicable to your employment with the Company and appointment to the XL Group Leadership Team (your “Appointment”) with effect from the date on which the Acquisition completes.

1.	Duties
As Executive Deputy Chairman of the Company, you will report directly to Michael McGavick, the Chief Executive Officer of XL Group plc (the “CEO”).
You will be involved in strategic decisions regarding the XL Group and the discussions underpinning them. As such, you will chair the XL Group's Strategy Council and be a member of all Business Leadership councils, free to attend and contribute to any meeting you choose. Further, it is expected that you will act to support the CEO in many of the internal and external operations of the XL Group, particularly in the area of strategy development, and in the leveraging of your extensive sector network, including relationships with distribution (i.e. brokers), clients and regulators. As an externally visible leader of the XL Group, it is expected that the Company will require you to speak with authority on its behalf in a variety of audiences and assume some of the current and future trade association obligations and positions currently held by the CEO.

XL Services (Bermuda) Ltd    An XL Group company

During the Appointment and subject to clause 5 you shall devote the whole of your time and attention to the duties assigned to you and shall well and faithfully serve the Company and use your best efforts, skills and abilities to promote the interests of the Company and the wider XL Group and shall obey all reasonable and lawful directions given to you by or under the authority of the CEO and the Board.
You may be required in pursuance of your duties hereunder to perform services not only for the Company but also to serve as a director for such other Group Companies as may from time to time be required. The services hereunder are global in nature and shall be performed at the location or locations reasonably requested by the Company, but your principal work location shall be in Bermuda. You acknowledge that you may be required to travel to perform the services hereunder, which travel may be extensive.

2.	Compensation

(a)	Base Salary:
Your annual base salary will be USD $1,000,000, payable monthly in accordance with the Company’s regular payroll practices. Salaries will be paid on the 20th of each month, unless these dates fall on weekends or public holidays when they will be paid on the last working day prior to these dates.

(b)	Annual Incentive Plan
You will be eligible to participate in the Annual Incentive Plan (“AIP”). Any incentive bonus awarded under the AIP is at the sole discretion of the Company and will be based on your individual achievement, functional unit and corporate results and as otherwise approved by the Management Development and Compensation Committee (“MDCC”) of the Board. Such discretionary bonus, if any, will be paid to you at the time other AIP bonuses are paid (currently scheduled for March following the performance year), subject to your being actively employed on that date, and otherwise consistent with the terms of the AIP. Your target bonus opportunity is 200% of your annual base salary.

It should be noted that any annual incentive bonus under the AIP is at the sole discretion of the Company and may, therefore, vary below or above the target.

(c)	Long Term Incentives:
You will be eligible to participate each year in the 1991 XL Group plc Performance Incentive Program (the “91 Plan”) or such replacement long term incentive plans and programs of the Company then in effect and at a level comparable to that of other similarly situated executives, subject to your being actively employed on the date such long term incentives are awarded, and as otherwise determined by the MDCC.  These incentives will be awarded to you at the Company’s sole discretion.  For informational purposes only, awards granted during this past year’s annual compensation process included non-qualified stock options and Performance Units. Provided you remain otherwise employed on the date of grant, your aggregate annual long-term target value will be $4,500,000 as of date of grant. Any award made under any long term incentive plan or program of the Company shall be subject to the terms and conditions of the applicable plan, program, grant or award agreement. It should be noted that any long term incentive awarded to you is at the sole discretion of the Company and may, therefore, vary below or above the target. You will receive your 2015 LTIP award, which shall have a grant date fair value of $4,500,000, as soon as practicable following the closing of the Acquisition.

If the Appointment should terminate for any reason (including as a result of a repudiatory breach of contract by the Company) your rights under any Company long term incentive plan or program will be governed entirely by the terms of the 1991 Plan or replacement program, and the applicable grant or award agreements and you will not be entitled to any further or other compensation for any loss of any right or benefit or prospective right or benefit under any such plan, program, grant or award agreement which you may have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

Without limiting the generality of the preceding paragraph, if your employment is terminated for any reason other than for Cause (as defined in the 1991 Plan and applicable award agreements) following the third anniversary of the commencement date of your employment with the Company, the termination will be considered to be a Retirement under the 1991 Plan and the applicable award agreements. In the case of a Retirement, (i) any unvested stock options currently held by you at the time of termination will continue to vest in accordance with the grant’s applicable vesting schedule, and the vested options would remain exercisable for the remainder of their 10-year term, and (ii) with respect to performance units that may be granted to you in the course of your employment, the target award amount of any such grant will be pro-rated for the number of days you have actually worked during the grant’s three-year performance measuring period, and such pro-rated amount will be adjusted at the end of such performance measurement period by multiplying it by the performance achievement percentage approved by MDCC at that time for the grant. The corresponding number of XL Group plc shares resulting from that calculation will be delivered to you in accordance with the applicable performance unit award agreement. (A description of the treatment of unvested equity upon various termination events under the 1991 Plan is attached hereto as Annex 1)

(d)	Withholdings:
All payments required to be made by the Company to you in connection with the Appointment shall be subject to withholding of such amounts relating to taxes or other applicable contributions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.	Benefits
The Company offers a comprehensive benefits package and currently pays all insurance, Bermudan government pension and payroll tax. During the term of your Appointment, you shall be entitled to participate in all employee benefit programs of the Company as are in effect from time to time and in which similarly situated senior executives of XL Services (Bermuda) Ltd are eligible to participate, as set out in the benefits schedule at Annex 2 to this Letter of Appointment. The Company reserves the right, at its absolute discretion, to amend the benefits provided or the terms on which they are provided.

(a)	Medical, Life and LTD:
Major Medical, Dental, Life Insurance and Disability insurance coverage will be provided by the Company. Further details of the current terms are available from the Company’s Human Resources department.

(b)	Pension:
You are eligible to participate in the XL Group International Pension Plan on a voluntary basis. You will be provided with additional details of this plan when you meet with the Company’s Bermuda-based Human Resources Manager.

(c)	Tax Preparation & Financial Consultation:
You are eligible for a quarterly consultation (including annual tax preparation, if applicable) with The AYCO Company.

(d)	Officers’ Annual Medical:
You are entitled to an officer’s annual medical allowance. The first $2,000.00 is claimed through Argus Insurance. The Company extends coverage for an additional medical allowance of up to $1,000 per annum.

(e)	Expenses:
You shall be reimbursed by the Company for all travelling hotel and other expenses properly incurred by you in the performance of your duties hereunder provided that such expenses are generally or specifically approved or authorised by the Board and are evidenced in such manner as the Company may reasonably specify from time to time.

4.	Hours of Work
The Company's normal hours of work are from 9 a.m. to 5 p.m. from Monday to Friday, however it is expected that hours will be worked, before 9am or after 5pm, and on week-ends, as required in accordance with the needs of the business.

5.	Vacation Entitlement
In accordance with the sick and vacation entitlement policy as set out in the Employee Handbook, you will be entitled to and 25 vacation days in addition to usual public holidays in Bermuda. Your vacation entitlements will be pro-rated based on the month of the year in which your employment begins and terminates.

6.	Notice and Termination
You and the Company will give the other six (6) months written notice to terminate your employment.
The Appointment shall be subject to summary termination at any time by the Company by notice in writing if you are dismissed for Cause (as defined in the Separation Plan).
The Company reserves the right to give you pay in lieu of any notice of termination (whether given by the Company or by you).
During any period of notice of termination (whether given by the Company or by you), the Company shall be under no obligation to assign any duties to you and shall be entitled to exclude you from its premises, provided that this shall not affect your entitlement to receive your base salary and other contractual benefits.
Upon the termination of the Appointment howsoever arising you shall:

(a)	at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from all offices held in the Company or any of the companies in the XL Group;

(b)
deliver to the Board all Company property including Company ID entry cards, motor cars, car keys, credit cards and office entry keys, and if you should fail to do so the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any documents and do any things necessary or requisite to give effect thereto.

7.	Confidential Information; Intellectual Property
You agree that without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall not disclose, except to the extent that such disclosure or use is directly related to and required by your performance of duties assigned to you pursuant to this Letter of Appointment, to any third person, or permit the use of for the benefit of any person, including yourself, or any entity other than the Company or the XL Group, any Confidential Information (as defined below) of which you are or become aware in the course of your Appointment (or previously became aware while chief Executive officer of Catlin Group Limited) whether or not such information is developed by you. Under all circumstances and at all times, you will take all appropriate steps to safeguard Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. "Confidential Information" shall mean (i) trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board of XL Group plc or any other XL Group company and its or their management), operating policies or manuals, business plans, financial records, or other financial, organizational, commercial, business, sales, marketing, technical, product or employee information relating to the XL Group, or any other information designated by the Company as confidential, proprietary, and/or a trade secret, or any other information relating to the XL Group, that you reasonably know or should know from the circumstances should be treated as confidential, or (ii) any information that the XL Group may receive belonging to customers, agents or others who do business with the XL Group, except to the extent that any such information previously has been disclosed to the public by the XL Group or is in the public domain (other than by reason of your violation of this clause 7). Upon the termination of your Appointment, you agree to return to the Company all files, papers, electronic or digital copies, and materials of any kind containing or relating to Confidential Information. You will be permitted to retain your electronic or physical rolodex of personal contacts, on condition that you follow appropriate Company information security protocols related to that retention.

In the event that you as part of your activities on behalf of the Company generate, author or contribute to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or any other company in the XL Group as now or hereinafter conducted (collectively, “Intellectual Property”), you acknowledge that such Intellectual Property is the sole and exclusive property of the Company and hereby assign all right title and interest in and to such Intellectual Property to the Company. You acknowledge and agree that all Intellectual Property that constitutes original works of authorship made by you within the scope of your employment and which are protectable by copyright are each intended to be a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be the sole and exclusive property of the Company and the Company shall be the sole and exclusive author within the meaning of the Act. If the copyright to any such copyrightable Intellectual Property does not qualify as a “work made for hire” under the Act, you agree to assign and hereby assigns to the Company, without further consideration, all of your right, title and interest in and to such copyrightable work product (and all other rights thereto) and will cooperate with the Company and its designees, at the Company’s sole expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such Intellectual Property.

8.	Executive Severance Benefit Plan
As a member of the XL Group Leadership Team ("LT") you will be eligible to participate in the XL Group plc Executive Severance Benefit Plan (the “Severance Plan”) on condition that you enter into and comply with the restrictive covenants contained in Clause 9 of this Letter of Appointment. For the avoidance of doubt, when calculating any payment due under the Severance Plan credit will be given for pay and benefits received in lieu of notice or while on garden leave in accordance with clause 6 of this Letter of Appointment. A copy of the Severance Plan is attached at Annex 3 to this Letter of Appointment.

This Letter of Appointment and the restrictive covenants and confidentiality provisions in clauses 7 and 9 shall serve as a "Participation Agreement" as provided for under the Severance Plan. The Company acknowledges and agrees that subject to the Executive Vice President, Human Resources, receiving this Letter of Appointment, signed by you, and executing it on behalf of the Company, upon the commencement of your Appointment you will become a participant in the Severance Plan, and will be covered by and subject to all of the Severance Plan's provisions. Should the Company in its discretion terminate the Severance Plan prior to the date of your termination of employment without establishing a successor plan, you will no longer be a participant in the Severance Plan and the restrictions set forth in clause 9 of this Letter of Appointment shall cease to be effective as of the date the Severance Plan terminates.

9.	Post-Termination Restrictions
The Company recognizes that as a member of the LT, you play a vital role in securing the XL Group's continuing success. Your role provides you with access to and use of confidential and proprietary information of the XL Group, which you also are entrusted to safeguard. In light of that, it would pose a serious risk of harm to the XL Group’s business and reputation if you were to become employed by a competitor immediately upon your leaving the Company for any reason, or if you attempted to solicit the XL Group's valued employees, clients, or customers within a reasonable time after your separation from employment. Therefore, and in consideration of your becoming eligible to receive Severance Pay and benefits under the Severance Plan, you hereby covenant and agree that:

(a)	Non-Competition and Non-Solicitation.

(i)	Restriction on Work for a Competitor/Solicitation of Business:
While employed by the Company and for a one-year period following termination of your employment with the Company for any reason:

(1)
You will not become employed by or associated with any entity, whether as a principal, advisor, partner, employee, agent, consultant, shareholder (other than as a shareholder of less than 5% of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in selling or providing, either directly or indirectly, in the United States, Bermuda, Greater London, or the Republic of Ireland, any products or services that are the same as or similar to insurance and reinsurance products or services that as of the date of your termination are being provided in those locations either directly or indirectly by the Company or any other entity in the XL Group.

(2)
You will not, directly or indirectly contact, seek, entice, solicit, induce, persuade, divert or attempt to divert any business away from the XL Group, including any former, present or prospective customer, client, insured, vendor, supplier, investor, or business partner of which you have personal knowledge or with whom you are personally involved during your employment at the Company, with respect to any existing or proposed contractual or business arrangement with the XL Group, insurance or reinsurance product or service sold or provided by or to the XL Group during your employment, or any such product or service that is under development by the XL Group at the time your employment ends. It is presumed that by reason of your membership on the Leadership Team of XL Group that you have actual knowledge of any material business arrangement or contract, or any insurance or reinsurance products or services, whether currently provided or under development during, your employment. The restrictions in this paragraph shall not apply if you are expressly permitted to engage in the otherwise prohibited activity, in writing, by the Company, in its sole discretion, following its receipt of your written request before commencement of the activity.

(ii)	Restriction on the Solicitation of Employees:
While employed by the Company and for a one-year period following termination of your employment with the Company for any reason, you will not directly or indirectly solicit, encourage or induce any employee of the XL Group to terminate employment with the XL Group, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who was employed by the XL Group at the time of your termination from employment with the Company or at any time during the six-month period prior to your termination ("XL employee") to engage in any business activity which competes with the insurance or reinsurance businesses of the XL Group or its investment, corporate, or financial operations. You also agree that during the one-year period following your termination of employment with the Company for any reason, any subsequent employer's hiring of an XL employee into a position that reports directly or indirectly to you who was employed in a senior leadership capacity at the XL Group (currently defined to be the XL Leadership Team, Band E or Band D) will constitute a breach of this clause.

(b)	Equitable Relief:
You acknowledge and agree that the covenants and obligations in clause 9(a) are reasonable and relate to special, unique and extraordinary matters and that, given the extensive knowledge of the XL Group's operations and Confidential Information that you have acquired and will continue to acquire, a violation of any of the terms of these covenants and undertakings will cause the XL Group irreparable injury for which adequate remedies are not available at law. Therefore, you agree that XL Group plc and such other entitles in the XL Group to which these provisions relate shall be entitled to an injunction, restraining order or such other equitable relief from a court of competent jurisdiction (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in clause 9(a). Further, the Company shall, to the extent permitted by applicable law and the Severance Plan, have no obligation to pay any amounts to you following any material violation of the covenants and undertakings contained in clause (a), including any unpaid payments or benefits outstanding under the Severance Plan. You also agree that, pursuant to the terms of the Severance Plan, the Company shall have the right to claw back any payments paid to you under the Severance Plan prior to its discovery of your material breach of clause 9(a). These remedies are cumulative and are in addition to any other rights and remedies the Company or any other entity in the XL Group may have at law or in equity or pursuant to the Severance Plan. If any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period, and intent as will render the restrictions enforceable, and then as modified, enforce those terms.

(c)
For the purposes of clauses 7 and 9 of this Appointment Letter, references to XL Group shall include Catlin Group Limited and its subsidiaries and affiliates, which will be part of the XL Group from the completion of the Acquisition.

10.	Representations and Warranties – Disclosure of Interests
Except as a representative of the Company or with the prior written consent of the Board (which shall not be unreasonably withheld or delayed), you shall not during the Appointment engage or be concerned directly or indirectly in any business which competes with the business of the Company provided that you shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that any such holding shall not exceed five per cent of the issued share capital of the company concerned and is held by way of bona fide investment only ("Investment").

You represent and warrant to the Company that (a) the execution, delivery and performance of this Letter of Appointment by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (b) except for agreements you have already provided to the Company, you are not a party to or bound by any employment agreement, noncompetition agreement, confidentiality agreement or similar agreement with any other person. Finally, you represent and warrant that you will not use the confidential or proprietary information of any other person in violation of any agreement or rights of others known to you in connection with your provision of services to the Company.

11.	General Conditions
The benefits, terms and conditions of employment referred to in this letter are for Bermuda only and are not transferable. Should circumstances arise, requiring you to transfer employment to an XL Group company outside of Bermuda, your employment will be subject to the benefits, terms and conditions of the new location, based on 'home country' status.

Within your first month of employment you should expect to meet with a representative of the Human Resources team who will provide you with a variety of information for your review and/or completion.

You are required to notify Human Resources of any change to your personal circumstances (name, address, marital status, next of kin, and telephone number) to ensure that any data held is accurate and up to date.

As an employee of the Company, your employment is subject to the terms and conditions of the Employee Handbook, the XL Group Code of Conduct and Policy Statements, as well as other applicable Company policies and procedures that may be in effect from time to time (collectively “Company Policies”). Such Company Policies do not constitute a contract. Company Policies are guidelines provided for information purposes only and may be changed at any time at the sole discretion of the Company.

We confirm that the Company is not a party to any collective agreement.
Upon the commencement of your Appointment, this Letter of Appointment shall constitute your Statement of Employment in accordance with the Bermuda Employment Act 2000.
For the purposes of this Agreement “XL Group” shall mean XL Group plc and its subsidiaries and affiliates from time to time.

12.	Notices
Any notice to be given in relation to this Letter of Appointment shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) XL Group plc's registered office for the time being and (in your case) your last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or transmitted or if sent by post would be delivered in the ordinary course of post.

13.	Prior Agreements, Assignment and Modification
This Letter of Appointment and the documents referred to herein constitute the entire agreement between us and replace any prior agreements between us relating to the subject matter hereof whether implied, verbal, or in writing.

Please note that while the Company believes that its employment relationship with you will be mutually satisfying and beneficial, there is no contractual right or obligation for you to remain in our employment or for the Company to employ you for any specified period of time. Subject to the provisions in clauses 7 and 9 of this Letter of Appointment, which may not be modified or amended except by written instrument signed by you and the Chief Human Resources Officer of XL Group plc or his or her designee, the Company reserves the right to make reasonable changes to any of your terms of employment and conditions of employment, including compensation, benefits and other privileges at any time, at its sole discretion. The Company shall, as soon as practicable and no later than one month after the matters are prescribed or the change agreed, provide you with an amendment to the statement of employment containing particulars of the change or a revised statement which shall (in either case) be signed and dated by the employer and employee.

You understand that during the course of your Appointment, the XL Group may grow and/or expand through merger, acquisition or otherwise. You acknowledge that this Letter of Appointment and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger, acquisition or otherwise and any assignee of all or substantially all of the Company's business or properties.
The expiration or termination of this Letter of Appointment, however arising, shall not operate to affect such of the provisions of this Letter of Appointment as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.
The various provisions and sub-provisions of this Letter of Appointment are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

14.	Work Eligibility
Please note that this offer of employment and your continued employment in Bermuda is contingent upon and subject to you holding the requisite immigration status to work in Bermuda, and obtaining the approval of the Bermuda Department of Immigration, if applicable.

15.	Governing Law and Jurisdiction
This Letter of Appointment shall be governed and construed under the laws of Bermuda, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. In the event that one or more of the provisions of this Letter of Appointment shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Any dispute or controversy arising under or in connection with this Letter of Appointment shall be resolved by binding arbitration, to be held in the City of Stamford, Connecticut, and conducted in accordance with the Employment Arbitration Rules of the American

Arbitration Association in effect at the time of the arbitration, and otherwise in accordance with the principles that would be applied by a court of law or equity.

16.	Acceptance of Offer
You acknowledge that you have carefully read this Agreement, fully understand its provisions, and have had a sufficient opportunity to consider its effect, and have had an opportunity to consult with an attorney prior to executing this Letter of Appointment. You specifically acknowledge and agree that the purposes of the restrictions and undertakings contained in this Letter of Appointment is to protect the XL Group from unfair competition, including improper use of the XL Group’s confidential and proprietary information, and that the restrictions and undertakings herein are reasonable as to both scope and duration of application. You further acknowledge that you are knowingly and voluntarily entering into this Letter of Appointment.

If you accept this offer of employment you are required to sign and return the copy of this Letter of Appointment together with the enclosed documentation duly completed to the undersigned within two days of your acceptance.

We look forward to welcoming you to the XL Group and to a mutually rewarding relationship. In the meantime, if you have any questions regarding this letter, please do not hesitate to call me.

Yours sincerely,

/s/ Eileen Whelley	/s/ Kim Wilkerson

Eileen Whelley	Kim Wilkerson
Chief Human Resources Officer	(for and on behalf of
XL Group plc (for and on behalf of XL Group plc)	XL Services (Bermuda) Ltd)

Encs.

I confirm my acceptance of the terms and conditions of employment set out in this letter.

/s/ Stephen Catlin	5/27/15
Stephen Catlin	Date

ANNEX 1

ANNEX 2
BENEFITS & PERQUISITES
Stephen Catlin

Health Insurance:    The Argus Group - includes Major Medical and Dental

Life Insurance:    The Argus Group - Term Life (with Accidental Death and Dismemberment) with a benefit of three times salary (exclusive of bonus)

Long Term Disability: Company self-insures for first 180 days of disability. Thereafter, cover for long-term disability provided by Bermuda Life at 60% of pre-disability salary (exclusive of bonus)

Pension Plan:     Participation in XL Group International Pension Plan from first full month of employment.

Long-Term Incentives: Eligible for long-term incentive awards based on performance (and subject to the guidelines for the corporate long term incentive program)

Officers’ Annual Medical:    XL extends coverage for an additional medical allowance of up to $1,000.00 per annum. First $2,000.00 is claimed through Argus Insurance.

Annual Vacation:    25 days (subject to corporate vacation guidelines) * New employees who begin working for the Company after January 31st in any year, are entitled to vacation on a pro rata basis.

Financial Consultation: Eligible for a quarterly consultation with the AYCO Company or another provider as designated by XL.

Professional Dues:    The Company will continue to pay the professional dues for those employees with professional designations

Tuition Reimbursement: If the study is required for the effective performance of the employee’s job, and if authorized in advance of registration, the cost is paid in accordance with our Professional Development & Educational Assistance Policy.

Matching of Donations:

Educational: The Company will match financial donations made by employees to approved educational institutions, up to a maximum of $1,000.00 per employee per annum

Fundraising: The Company will match the funds raised by employees if they participate in a fundraising activity, up to a maximum of $1,000.00 per employee per annum

Discounts on Personal Insurance:    The Argus Group offers discounts of 10% on Motor and Marine insurance

ANNEX 3

(Senior Executive Severance Benefit Plan)